Exhibit 3.1

AMENDED AND RESTATED BY-LAWS

OF

DWS STRATEGIC MUNICIPAL INCOME TRUST

Dated as of March 11, 2009

Section 1. Agreement and Declaration of Trust and Principal Office

1.1. Agreement and Declaration of Trust. These By-Laws shall be subject to the Agreement and Declaration of Trust, as from time to time in effect (the “Declaration of Trust”), of Kemper High Income Trust, the Massachusetts business trust established by the Declaration of Trust (the “Trust”).

1.2. Principal Office of the Trust; Resident Agent. The principal office of the Trust in Massachusetts shall be located in Boston, Massachusetts, or such other place as shall be determined by the Trustees from time to time.

Section 2. Shareholders and Noteholders

2.1. Shareholder Meetings. Meetings of the shareholders may be called at any time by the Trustees, by the President or, if the Trustees and the President shall fail to call any meeting of shareholders for a period of 30 days after written application of one or more shareholders who hold at least 25% of all shares issued and outstanding and entitled to vote at the meeting (or 10% if the purpose of the meeting is to determine if a trustee shall be removed from office), then such shareholders may call such meeting. Each call of a meeting shall state the place, date, hour and purposes of the meeting. Regular meetings of shareholders for the election of Trustees and the transaction of such other business that is proper for shareholder action under the Declaration of Trust, these By-laws and applicable law and as may properly come before the meeting shall be held once each calendar year (each such meeting an "annual meeting"). Each meeting other than an annual meeting is referred to herein as a "special meeting."

2.2. Place of Meetings. All meetings of the shareholders shall be held at the principal office of the Trust, or, to the extent permitted by the Declaration of Trust, at such other place within the United States as shall be designated by the Trustees or the President of the Trust.

2.3. Notice of Meetings. A written notice of each meeting of shareholders, stating the place, date and hour and the purposes of the meeting, shall be given at least seven days before the meeting to each shareholder entitled to vote therat by leaving such notice with him or at his residence or usual place of business or by mailing it, postage prepaid, and addressed to such shareholder or holder of notes at his address as it appears in the records of the Trust. Such notice shall be given by the Secretary or an Assistant Secretary or by an officer designated by the Trustees. No notice of any meeting of shareholders need be given to a shareholder if a written waiver of notice, executed before or after the meeting by such shareholder or his attorney thereunto duly authorized, is filed with the records of the meeting.

2.4. Ballots. No ballot shall be required for any election unless requested by a shareholder present or represented at the meeting and entitled to vote in the election.

2.5. Proxies and Voting. Shareholders entitled to vote may vote either in person or by proxy in writing dated not more than six months before the meeting named therein, which proxies shall be filed with the Secretary or other person responsible to record the proceedings of the meeting before being voted. Unless otherwise specifically limited by their terms, such proxies shall entitle the holders thereof to vote at any adjournment of such meeting but shall not be valid after the final adjournment of such meeting. At all meetings of shareholders, unless the voting is conducted by inspectors, all questions relating to the qualification of voters, the validity of proxies and the acceptance or rejection of votes shall be decided by the chairman of the meeting.

2.6.     Advance Notice of Shareholder Nominees for Trustees and Other Shareholder Proposals and Shareholder-Requested Special Meetings.

(a)       Applicability and Definitions. This Section 2.6 shall not apply to any preferred share of beneficial interest of the Trust or holder thereof to the extent that it would alter, amend or repeal any right, power or preference of such preferred share or any holder thereof. For purposes of this Section 2.6, the following terms have the following meanings: "Shareholder" means any record owner of common shares of beneficial interest of the Trust; "1934 Act" means the Securities Exchange Act of 1934 and the rules and regulations thereunder, all as amended from time to time; and "1940 Act" means the Investment Company Act of 1940 and the rules and regulations thereunder, all as amended from time to time.

(b)	Annual Meetings of Shareholders.

(1)       Except as provided in Article IV Section 1(f) of the Declaration, Trustees shall be elected only at annual meetings. Nominations of individuals for election to the Board of Trustees and the proposal of other business to be considered by the shareholders may be made at an annual meeting (i) pursuant to the Trust's notice of meeting given pursuant to Section 2.3 of these By-laws, (ii) by or at the direction of the Board of Trustees or (iii) by any Shareholder if such record owner (A) can demonstrate to the Trust record ownership of shares of beneficial interest of the Trust both as of the time the Shareholder Notice (as defined below) was delivered to the Secretary as provided in Section 2.6(b)(2) of these By-laws and at the time of the annual meeting, (B) is entitled to vote the applicable shares of beneficial interest of the Trust at the meeting and (C) has complied with the procedures set forth in this Section 2.6(b). The requirements of this Section 2.6 will apply to any business to be brought before an annual meeting by a Shareholder whether such business is to be included in the Trust's proxy statement pursuant to Rule 14a-8 of the proxy rules (or any successor provision) promulgated under the 1934 Act, presented to shareholders by means of an independently financed proxy solicitation or otherwise presented to shareholders.

(2)       For nominations or other business to be properly brought before an annual meeting by a Shareholder pursuant to clause (iii) of paragraph (b)(1) of this Section 2.6, the Shareholder must have given timely notice thereof in writing to the Secretary of the Trust (a "Shareholder Notice") and such other business must otherwise be a proper matter for action by the shareholders. To be timely, a Shareholder Notice shall be delivered to the Secretary at the principal executive office of the Trust not earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date on which notice of the prior year's annual meeting was first given to shareholders. However, in the event that the date of the annual meeting set forth in a notice of meeting given by the Secretary or Trustees pursuant to Section 2.3 of these By-laws is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, the Shareholder Notice, to be timely, must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the Trust. In no event shall any postponement or adjournment of an annual meeting, or the public announcement thereof, commence a new time period (or extend any time period) for the giving of a Shareholder Notice. To be in proper form, a Shareholder Notice (whether given pursuant to this Section 2.6(b)(2) or Section 2.6(c)) shall: (i) set forth as to each individual whom the Shareholder proposes to nominate for election or reelection as a Trustee, (A) the name, age, date of birth, nationality, business address and residence address of such individual, (B) the class, series and number of any shares of beneficial interest of the Trust that are owned of record or beneficially owned by such individual, (C) the date such shares were acquired and the investment intent of such acquisition, (D) whether such Shareholder believes any such individual is, or is not, an “interested person” of the Trust, as defined in the 1940 Act and information regarding such individual that is sufficient, in the discretion of the Board of Trustees or any committee thereof or any authorized officer of the Trust, to make such determination, (E) all other information relating to such individual that would be required to be disclosed in a proxy statement or otherwise required to be made in connection with solicitations of proxies for election of Trustees in a contested election pursuant to Regulation 14A (or any successor provision) under the 1934 Act (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a Trustee if elected), and (F) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such Shareholder and any Shareholder Associated Person (as defined below), if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the Shareholder making the nomination and any Shareholder Associated Person, or any affiliate or associate thereof or Person acting in concert therewith, were the “registrant” for purposes of such Item and the nominee were a Trustee or executive officer of such registrant; (ii) if the Shareholder Notice relates to any business other than a nomination of a Trustee or Trustees that the Shareholder proposes to bring before the meeting, set forth (A) a brief description of the business desired to be brought before the meeting, the reasons for proposing such business at the meeting and any material interest in such business of such Shareholder and any Shareholder Associated Person, individually or in the aggregate, including any anticipated benefit to the Shareholder and any Shareholder Associated Person therefrom and (B) a description of all agreements, arrangements and understandings between such Shareholder and such Shareholder Associated Person, if any, and any other Person or Persons (including their names) in connection with the proposal of such business by such Shareholder; (iii) set forth, as to the Shareholder giving the Shareholder Notice and any Shareholder Associated Person, (A) the class, series and number of all shares of beneficial interest of the Trust which are, directly or indirectly, owned beneficially and of record by such Shareholder and by such Shareholder Associated Person, if any, and the nominee holder for, and number of, shares owned beneficially but not of record by such Shareholder and by any such Shareholder Associated Person, (B) any option, warrant, convertible security, appreciation right or similar right with an exercise or conversion privilege or settlement payment date or mechanism at a price related to any class or series of shares of the Trust or with value derived in whole or in part from the value of any class or series of shares of the Trust, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares of beneficial interest of the Trust or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such Shareholder and by such Shareholder Associated Person, if any, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Trust, (C) any proxy, contract, arrangement, understanding or relationship pursuant to which such Shareholder and such Shareholder Associated Person, if any, has a right to vote any shares of any security of the Trust, (D) any short interest in any security of the Trust (for purposes of this Section 2.6(b)(2), a Person shall be deemed to have a short interest in a security if such Person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Trust owned beneficially by such Shareholder or Shareholder Associated Person, if any, that are separated or separable from the underlying shares of the Trust, (F) any proportionate interest in the shares of the Trust or Derivative Instruments held, directly or indirectly, by a general or limited partnership or other entity in which such Shareholder or Shareholder Associated Person, if any, is a general partner or holds a similar position, directly or indirectly, beneficially owns an interest in a general partner, or entity that holds a similar position (G) any performance-related fees (other than an asset-based fee) that such Shareholder or Shareholder Associated Person, if any, is entitled to based on any increase or decrease in the value of shares of the Trust or Derivative Instruments, if any, as of the date of the Shareholder Notice, including without limitation any such interest held by members of such Shareholder’s or Shareholder Associated Person’s, if any, immediate family sharing the same household (which information shall be supplemented by such Shareholder or Shareholder Associated Person, if any, not later than ten days after the record date for the meeting to disclose such ownership as of the record date) and (H) any other derivative positions held of record or beneficially by the Shareholder and any Shareholder Associated Person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding has been made, the effect or intent of which is to mitigate or otherwise manage benefit, loss or risk of share price changes or to increase or decrease the voting power of, such Shareholder or any Shareholder Associated Person with respect to the Trust’s securities; (iv) set forth, as to the Shareholder giving the Shareholder Notice and any Shareholder Associated Person, (A) the name and address of such Shareholder as they appear on the Trust’s share ledger and current name and address, if different, and of such Shareholder Associated Person and (B) any other information relating to such Shareholder and Shareholder Associated Person, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of Trustees in a contested election pursuant to

Regulation 14A (or any successor provision) of the 1934 Act; (v) set forth, to the extent known by the Shareholder giving the Shareholder Notice, the name and address of any other shareholder or beneficial owner of shares of beneficial interest of the Trust supporting the nominee for election or reelection as a Trustee or the proposal of other business on the date of the applicable Shareholder Notice; (vi) with respect to each nominee for election or reelection as a Trustee, be accompanied by a completed and signed questionnaire, representation and agreement required by Section 2.6(e) of these Bylaws; (vii) set forth any material interest of the Shareholder providing the Shareholder Notice, or any Shareholder Associated Person, in the matter proposed (other than as a shareholder of the Trust); and (viii) include a representation that the Shareholder or an authorized representative thereof intends to appear in person at the meeting to act on the matter(s) proposed. With respect to the nomination of an individual for election or reelection as a Trustee pursuant to Section 2.6(b)(1)(iii), the Trust may require the proposed nominee to furnish such other information as may reasonably be required by the Trust to determine the eligibility of such proposed nominee to serve an in independent Trustee of the Trust or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee. If a nominee fails to provide such written information within five Business Days, the information requested may be deemed by the Board of Trustees not to have been provided in accordance with this Section 2.6.

(3)       Notwithstanding anything in the second sentence of subsection (b)(2) of this Section 2.6 to the contrary, in the event the Board of Trustees increases the number of Trustees and there is no public announcement by the Trust naming all of the nominees for Trustee or specifying the size of the increased Board of Trustees at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a Shareholder Notice required by this Section 2.6(b) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of the Trust not later than 5:00 p.m., Eastern Time, on the tenth day following the day on which such public announcement is first made by the Trust.

(4)       For purposes of this Section 2.6, “Shareholder Associated Person” of any Shareholder shall mean (i) any Person controlling, directly or indirectly, or acting in concert with, such Shareholder, including any beneficial owner of the Trust’s securities on whose behalf a nomination or proposal is made, (ii) any beneficial owner of shares of beneficial interest of the Trust owned of record or beneficially by such Shareholder and (iii) any Person controlling, controlled by or under common control with such Shareholder Associated Person. For purposes of the definition of Shareholder Associated Person, the term "control" (including the terms “controlling,” “controlled by” and “under common control with”) has the same meaning as in Rule 12b-2 under the 1934 Act.

(c)       Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the notice of meeting given by the Secretary or Trustees pursuant to Section 2.3 of these By-laws. Nominations of individuals for election to the Board of Trustees may be made at a special meeting of shareholders at which Trustees are to be elected (i) pursuant to the Trust's notice of meeting given pursuant to Section 2.3 of these By-laws, (ii) by or at the direction of the Board of Trustees or (iii) provided that the Board of Trustees has determined that Trustees shall be elected at such special meeting, by any Shareholder if such Shareholder (A) can demonstrate to the Trust record ownership of shares of beneficial interest in the Trust both as of the time the Shareholder Notice was delivered to the Secretary as provided in Section 2.6(b)(2) of these By-laws and at the time of the special meeting, (B) is entitled to vote the applicable shares at the special meeting and (C) has complied with the procedures set forth in this Section 2.6 as to such nomination. In the event a special meeting of shareholders is called for the purpose of electing one or more individuals to the Board of Trustees, any Shareholder may nominate an individual or individuals (as the case may be) for election to such position(s) as specified in the Trust’s notice of meeting, if the Shareholder Notice required by paragraph (2) of Section 2.6(b) shall be delivered to the Secretary at the principal executive office of the Trust not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the 90th day prior to such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the tenth day following the day on which public announcement is first made of the date of the special meeting of shareholders and of the nominees proposed by the Board of Trustees to be elected at such meeting. In no event shall any postponement or adjournment of a special meeting of shareholders, or the public announcement thereof, commence a new time period (or extend any time period) for the giving of a Shareholder Notice.

(d)	General.

(1)       Upon written request by the Secretary or the Board of Trustees or any committee thereof, any Shareholder proposing a nominee for election as a Trustee or any proposal for other business at a meeting of shareholders shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory, in the discretion of the Board of Trustees or any committee thereof or any authorized officer of the Trust, to demonstrate the accuracy of any information submitted by the Shareholder pursuant to this Section 2.6. If a Shareholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed by the Board of Trustees not to have been provided in accordance with this Section 2.6. Notwithstanding anything herein to the contrary, the Trust shall have no obligation to inform a Shareholder of any defects with respect to the timing or substance of a Shareholder Notice or give such Shareholder an opportunity to cure any defects.

(2)       Only such individuals who are nominated in accordance with the procedures set forth in this Section 2.6 shall be eligible for election by shareholders as Trustees, and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in these By-laws. Except as otherwise provided by law, the Declaration or these By-laws, the chairman presiding over the meeting of shareholders shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the Declaration and these By-laws and, if any proposed nomination or business is not in compliance with the procedures set forth in the Declaration or these By-laws, to declare that such defective proposal or nomination shall be disregarded. Any determination by the chairman presiding over a meeting of shareholders shall be binding on all parties.

(3)       For purposes of this Section 2.6, “public announcement” shall mean disclosure (i) in a press release reported by the Dow Jones News Service, Associated Press,

Business Wire, PR Newswire or comparable news service, (ii) in a document publicly filed by the Trust with the Securities and Exchange Commission pursuant to the 1934 Act or the 1940 Act and the rules and regulations promulgated thereunder or (iii) on a Web site accessible to the public maintained by the Trust or by its investment adviser or an affiliate of such investment adviser with respect to the Trust.

(4)       Notwithstanding the foregoing provisions of this Section 2.6, a Shareholder shall also comply with all applicable law, including, without limitation, requirements of state law and of the 1934 Act and the rules and regulations promulgated thereunder, with respect to the matters set forth in this Section 2.6. Nothing in this Section 2.6 shall be deemed to affect any right of the holders of any series of the Trust’s preferred shares of beneficial interest (if any) if and to the extent provided under law, the Declaration of Trust or these By-laws.

(e)       Submission of Questionnaire, Representation and Agreement. To be eligible to be a Shareholder nominee for election as a Trustee of the Trust, the proposed nominee must deliver (in accordance with the time periods prescribed for delivery of a Shareholder Notice) to the Secretary of the Trust at the principal executive office of the Trust a written questionnaire with respect to the background and qualification of such person (which questionnaire shall be provided by the Secretary of the Trust upon written request) and a written representation and agreement that such person (a) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any Person as to how such person, if elected as a Trustee of the Trust, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Trust or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Trustee of the Trust, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any Person other than the Trust with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Trustee that has not been disclosed therein and (c) in such person’s individual capacity, would be in compliance, if elected as a Trustee of the Trust, and will comply with all applicable publicly disclosed trust governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Trust.

(f)        Shareholder-Requested Special Meetings. This Section 2.6(f) explains the procedures to be followed for a shareholder to submit a written application pursuant to Section 2.1 of these By-laws and certain related procedures. To the extent that a shareholder has a right to call a special meeting pursuant to Section 2.1 of these By-laws, such call shall occur automatically with no further action of the shareholder pursuant to the procedures set forth in paragraph (4) of this Section 2.6(f).

(1)       Any shareholder(s) seeking to provide Written Application (as defined below) for a special meeting shall, by sending written notice to the Secretary (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Trustees to fix a record date to determine the shareholders entitled to provide Written Application for a special meeting (the “Request Record Date”). The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more shareholders as of the date of signature (or their agents duly authorized in a writing accompanying the Record Date Request Notice), shall bear the date of signature of each such shareholder (or such agent) and shall set forth all information relating to each such shareholder that must be disclosed in solicitations of proxies for election of Trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the 1934 Act. Upon receiving the Record Date Request Notice, the Trustees may fix a Request Record Date. The Request Record Date shall not precede and shall not be more than ten days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Trustees. If the Trustees, within ten days after the date on which a valid Record Date Request Notice is received, fail to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the tenth day after the first date on which the Record Date Request Notice is received by the Secretary.

(2)       In order for any shareholder to provide a written application for a special meeting pursuant to Section 2.1 of these By-laws, one or more written applications for a special meeting signed by shareholders (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date holding at least 25% of all shares of beneficial interest of the Trust issued and outstanding and entitled to vote at such meeting (or 10% if the purpose of the meeting is to determine if a Trustee shall be removed from office) (the foregoing percentages of shares of beneficial interest of the Trust being referred to herein as the “Special Meeting Percentage” and the foregoing written applications (representing at least the Special Meeting Percentage) being referred at as the “Written Application”) shall be delivered to the Secretary. In addition, the Written Application shall set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to those lawful and proper matters for shareholder action under the Declaration, these By-laws and applicable law set forth in the Record Date Request Notice received by the Secretary), shall bear the date of signature of each such shareholder (or such agent) signing the Written Application, shall set forth the name and address, as they appear in the Trust’s books, of each shareholder signing such application (or on whose behalf the Written Application is signed) and the class, series and number of all shares of the Trust which are owned by each such shareholder, and the nominee holder for, and number of, shares owned by such shareholder beneficially but not of record, shall be sent to the Secretary by registered mail, return receipt requested, and shall be received by the Secretary within 60 days after the Request Record Date. Any shareholder providing a Written Application (or agent duly authorized in a writing accompanying the revocation or the Written Application) may revoke his, her or its Written Application at any time by written revocation delivered to the Secretary.

(3)       The Secretary shall inform the shareholders providing a Written Application of the reasonably estimated cost of preparing and mailing the notice of meeting (including the Trust’s proxy materials). No special meeting shall be called upon a Written Application and such meeting shall not be held unless, in addition to the documents required by paragraph (2) of this Section 2.6(f), the Secretary receives payment of such reasonably estimated cost prior to the mailing of any notice of the meeting.

(4)       In the case of any special meeting called by the Trustees or President upon a Written Application or automatically called by shareholder(s) upon the failure of the Trustees and President to call a meeting pursuant to Section 2.1 of these By-laws (in either case, a “Shareholder-Requested Meeting”), such meeting shall be held at such place, date and time as may be designated by the President or Trustees; provided, however, that the date of any Shareholder-Requested Meeting shall be not more than 120 days after the record date for such meeting (the “Meeting Record Date”); and provided further that if the Trustees or President fail to designate, within thirty days after the date that a valid Written Application is actually received by the Secretary (the “Delivery Date”), a date and time for a Shareholder-Requested Meeting, then such meeting shall be held at 2:00 p.m. local time on the 120th day after the Meeting Record Date or, if such 120th day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Trustees or President fail to designate a place for a Shareholder-Requested Meeting within thirty days after the Delivery Date, then such meeting shall be held at the principal executive office of the Trust. In fixing a date for any special meeting, the Trustees or the President may consider such factors as he, she or they deem relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for meeting and any plan of the Trustees or the President to call an annual meeting or a special meeting. If the Trustees fail to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the close of business on the 30th day after the Delivery Date shall be the Meeting Record Date. The Board of Trustees may revoke the notice for any Shareholder-Requested Meeting in the event that the requesting shareholders fail to comply with the provisions of paragraph (3) of this Section 2.6(f).

(5)       If written revocations of Written Applications for the special meeting have been delivered to the Secretary and the result is that shareholders (or their agents duly authorized in writing), as of the Request Record Date, holding less than the Special Meeting Percentage have delivered, and not revoked, Written Applications for a special meeting to the Secretary, the Secretary shall: (i) if the notice of meeting has not already been mailed, refrain from mailing the notice of the meeting and send to all shareholders who have made Written Applications and not revoked such Written Applications written notice of any revocation of Written Applications for the special meeting, or (ii) if the notice of meeting has been mailed and if the Secretary first sends to all shareholders who have made Written Applications and have not revoked such Written Applications for a special meeting written notice of any revocation of Written Applications for the special meeting and written notice of the Secretary’s intention to revoke the notice of the meeting, revoke the notice of the meeting at any time before ten days before the commencement of the meeting. Any written application for a special meeting received after a revocation by the Secretary of a notice of a meeting shall be considered a written application for a new special meeting.

(6)       The Trustees or the President may appoint independent inspectors of elections to act as the agent of the Trust for the purpose of promptly performing a ministerial review of the validity of any purported Written Application received by the Secretary. For the purpose of permitting the inspectors to perform such review, no such purported Written Application shall be deemed to have been delivered to the Secretary until the earlier of (i) five Business Days after receipt by the Secretary of such purported Written Application and (ii) such date as the independent inspectors certify to the Trust that the valid Written Applications received by the Secretary represent at least the Special Meeting Percentage. Nothing contained in this paragraph (6) shall in any way be construed to suggest or imply that the Trust or any shareholder shall not be entitled to contest the validity of any purported Written Application, whether during or after such five-Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(7)       For purposes of this Section 2.6(f), “Business Day” shall mean any day other than a Saturday, a Sunday or other day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

Section 3. Trustees

3.1. Committees and Advisory Board. The Trustees may appoint from their number an executive committee and other committees. Any such committee may be abolished and reconstituted at any time and from time to time by the Trustees. Except as the Trustees may otherwise determine, any such committee may make rules for the conduct of its business. The Trustees may appoint an advisory board to consist of not less than two nor more than five members. The members of the advisory board shall be compensated in such manner as the Trustees may determine and shall confer with and advise the Trustees regarding the investments and other affairs of the Trust. Each member of the advisory board shall hold office until the first meeting of the Trustees following the meeting of the shareholders, if any, next following his appointment and until his successor is appointed and qualified, or until he sooner dies, resigns, is removed, or becomes disqualified, or until the advisory board is sooner abolished by the Trustees.

3.2. Regular Meetings. Regular meetings of the Trustees may be held without call or notice at such places and at such times as the Trustees may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent Trustees. A regular meeting of the Trustees may be held without call or notice immediately after and at the same place as any meeting of the shareholders.

3.3. Special Meetings. Special meetings of the Trustees may be held at any time and at any place designated in the call of the meeting, when called by the Chairman of the Board or by two or more Trustees, sufficient notice thereof being given to each Trustee by the Secretary or an Assistant Secretary or by the officer or one of the Trustees calling the meeting.

3.4. Notice. It shall be sufficient notice to a Trustee to send notice by mail at least three days or by telegram at least twenty-four hours before the meeting addressed to the Trustee at his or her usual or last known business or residence address or to give notice to him or her in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him or her before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

3.5. Quorum. At any meeting of the Trustees, one-third of the Trustees then in office shall constitute a quorum; provided, however, a quorum (unless the Board of Trustees consists of two or fewer persons) shall not be less than two. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

3.6. Classes of Trustees. For purposes of these By-laws, the term "Common Trustee" means each Trustee other than those Trustees elected by the vote of the preferred shares of beneficial interest of Trust as a class, to the exclusion of the holders of all other securities and classes of beneficial interest of the Trust. Prior to the annual meeting (as defined in Section 2.1 above) of shareholders held in the year 2009, the Trustees shall classify the Common Trustees by resolution, with respect to the time for which the Common Trustees or their successors will severally hold office, into the following three classes: Class I, who shall each serve as Trustee until the 2009 annual meeting and until the election and qualification of a successor or until such Common Trustee sooner dies, resigns, retires or is removed; Class II, who shall each serve as Trustee until the 2010 annual meeting and until the election and qualification of a successor or until such Common Trustee sooner dies, resigns, retires or is removed; and Class III, who shall each serve as Trustee until the 2011 annual meeting and until the election and qualification of a successor or until such Common Trustee sooner dies, resigns, retires or is removed. Each Class shall consist, as nearly as may be possible, of one-third of the total number of Common Trustees. At each annual meeting beginning with the 2009 annual meeting, the successor of each member of the Class of Common Trustees whose term would expire upon the election and qualification of a successor at that meeting (each Common Trustee whose term would expire upon the election and qualification of a successor at that annual meeting being referred to herein as an "Expiring Common Trustee") shall be elected to hold office until the annual meeting held in the third succeeding year and until the election and qualification of such Common Trustee's successor, if any, or until such Common Trustee sooner dies, resigns, retires or is removed. If an annual meeting is called for the purpose of considering the election of an Expiring Common Trustee or such Expiring Common Trustee's successor (the "Current Annual Meeting"), and the Expiring Common Trustee is not elected and such Expiring Common Trustee's successor is not elected and qualified (in either case, because the required vote or quorum is not obtained, or otherwise), then such Expiring Common Trustee shall remain a member of the relevant Class of Common Trustees, holding office until the annual meeting held in the third succeeding year following the year set for the Current Annual Meeting in the initial call thereof and until the election and qualification of such Common Trustee's successor, if any, or until such Common Trustee sooner dies, resigns, retires or is removed. If the number of Common Trustees is changed, any increase or decrease shall be apportioned among the Classes of Common Trustees, as of the annual meeting of shareholders next succeeding any such change, so as to maintain a number of Common Trustees in each Class of Common Trustees as nearly equal as possible, with the result that, to the extent a Common Trustee is assigned to a new Class of Common Trustees, his or her term as Trustee shall coincide with that of his or her newly assigned Class of Common Trustees.

3.7. Vacancies. Any Common Trustee who fills a vacancy either by appointment of the other Trustees or election by shareholders, whether such vacancy resulted from an increase in the size of the Board or otherwise, shall hold office for the remainder of the full term of the Class of Common Trustees in which the vacancy occurred or the new Common Trusteeship was created and until his or her successor shall be elected and shall qualify or until such Trustee sooner dies, resigns, retires, or is removed.

Section 4. Officers and Agents

4.1. Enumeration; Qualification. The officers of-the Trust shall be a President, a Treasurer, a Secretary and such other officers, if any, as the Trustees from time to time may in their discretion elect or appoint. The Trust may also have such agents, if any, as the Trustees from time to time may in their discretion appoint. Any officer may be but none need be a Trustee or shareholder. Any two or more offices may be held by the same person.

4.2. Powers. Subject to the other provisions of these By-Laws, each officer shall have, in addition to the duties and powers herein and in the Declaration of Trust set forth, such duties and powers as are commonly incident to his or her office as if the Trust were organized as a Massachusetts business corporation and such other duties and powers as the Trustees may from time to time designate.

4.3. Election. The President, the Treasurer and the Secretary shall be elected annually by the Trustees at their first meeting in each calendar year or at such later meeting in such year as the Trustees shall determine. Other officers or agents, if any, may be elected or appointed by the Trustees at said meeting or at any other time.

4.4. Tenure. The President, Treasurer and Secretary shall hold office until the first meeting of Trustees in each calendar year and until their respective successors are chosen and qualified, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Each other officer shall hold office and each agent shall retain his or her authority at the pleasure of the Trustees.

4.5. Chairman of the Board. The Chairman of the Board of Trustees, if one is so appointed, shall be chosen from among the Trustees and may hold office only so long as he continues to be a Trustee. The Chairman of the Board, if any is so appointed, shall preside at all meetings of the shareholders and of the Trustees at which he is present; and shall have such other duties and powers as specified herein and as may be assigned to him by the Trustees. In the absence of the Chairman of the Board, another Trustee who is not an “interested person” of the Trust (as defined in the Investment Company Act of 1940, as amended) shall preside at all meetings of Trustees.

4.6. President and Vice Presidents. The President shall, in the absence of the Chairman and Chief Executive Officer, preside at all meetings of shareholders and Trustees. The President may call meetings of the Trustees and of any Committee thereof when he deems it necessary. The President shall have the power to sign all certificates for shares of beneficial interest. The President shall, subject to the control of the Trustees, have general charge and supervision over the daily affairs of the Trust. The President shall have the power to employ attorneys and counsel for the Trust and to employ such subordinate officers, agents, clerks and employees as he may find necessary to transact the business of the Trust. The President shall have the power to sign all certificates for shares of beneficial interest. The President shall also have the power to grant, issue, execute or sign such powers of attorney, proxies or other documents as may be deemed advisable or necessary in furtherance of the interests of the Trust. The President shall perform such other powers as the Trustees shall prescribe from time to time. Any Vice President shall at the request or in the absence or disability of the President exercise the powers of the President and perform such other duties and have such other powers as shall be designated from time to time by the Trustees.

4.7. Powers and Duties of the Treasurer. The Treasurer shall deliver all funds of the Trust which may come into his hands to such Custodian as the Trustees may employ pursuant to Section 10 of these By-laws. He shall render a statement of condition of the finances of the Trust to the Trustees as often as they shall require the same and he shall in general perform all the duties as from time to time may be assigned to him by the Trustees, the President, Chief Executive Officer or the Chief Financial Officer. The Treasurer shall give a bond for the faithful discharge of his duties, if required so to do by the Trustees, in such sum and with such surety or sureties as the Trustees shall require.

4.8. Chief Financial Officer. The Chief Financial Officer shall be the principal financial and accounting officer of the Trust. The Chief Financial Officer shall be responsible for executing such certifications with respect to the financial and other reports of the Trust as are required by law, rule or regulation to be executed by a principal financial and/or accounting officer. The Chief Financial Officer shall perform such other duties as may be assigned to him or her by the Trustees, the President or Chief Executive Officer. The Chief Financial Officer shall render to the President, Chief Executive Officer and/or Trustees, at the regular meetings of the Trustees or whenever it may so require, an account of all of his or her transactions as Chief Financial Officer and of the financial condition of the Trust.

4.9. Chief Executive Officer. The Chief Executive Officer shall, in the absence of the Chairman, preside at all meetings of the shareholders and the Trustees. The Chief Executive Officer shall perform such other duties as the Board of Trustees shall from time to time prescribe. The Chief Executive Officer shall be the principal executive officer, with all duties and responsibilities theretofore designated. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Trust or a different mode of execution is expressly prescribed by the Trustees or these Bylaws or where otherwise required by law, the Chief Executive Officer may execute any documents or instruments which the Board has authorized to be executed or the execution of which is in the ordinary course of the Trust’s business. The Chief Executive Officer shall have such other powers and duties, as from time to time may be conferred upon or assigned to him/her by the Trustees.

4.10. Secretary and Assistant Secretaries. The Secretary shall record all proceedings of the shareholders, holders of notes and the Trustees in books to be kept therefor, which books shall be kept at the principal office of the Trust. In the absence of the Secretary from any meeting of shareholders, holders of notes or Trustees, an Assistant Secretary, or if there is none or if he or she is absent, a temporary clerk chosen at the meeting shall record the proceeding thereof in the aforesaid books.

Section 5. Resignations and Removals

Any Trustee may resign his trust or retire as a Trustee in accordance with procedures set forth in the Declaration of Trust. Any officer or advisory board member may resign at any time by delivering his or her resignation in writing to the Chairman of the Board, the President or the Secretary or to a meeting of the Trustees. The Trustees may remove any officer or advisory board member elected or appointed by them with or without cause by the vote of a majority of the Trustees then in office. Except to the extent expressly provided in a written agreement with the Trust, no Trustee, officer, or advisory board member resigning, and no officer or advisory board member removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.

Section 6. Vacancies

A vacancy in the office of Trustee shall be filled in accordance with the Declaration of Trust and these By-laws. Vacancies resulting from the-death, resignation, incapacity or removal of any officer may be filled by the Trustees. Each successor of any such officer shall hold office for the unexpired term, and in the case of the President, the Treasurer and the Secretary, until his or her successor is chosen and qualified, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified.

Section 7. Shares of Beneficial Interest

7.1. Share Certificates. No certificates certifying the ownership of shares shall be issued except as the Trustees may otherwise authorize. In the event that the Trustees authorize the issuance of share certificates, subject to the provisions of Section 7.3, each shareholder shall be entitled to a certificate stating the number of shares owned by him or her, in such form as shall be prescribed from time to time by the Trustees. Such certificate shall be signed by the President or a Vice President and by the Treasurer, Assistant Treasurer, Secretary or Assistant Secretary. Such signatures may be facsimiles if the certificate is signed by a transfer or shareholder services agent or by a registrar, other than a Trustee, officer or employee of the Trust. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Trust with the same effect as if he or she were such officer at the time of its issue.

In lieu of issuing certificates for shares, the Trustees or the transfer or shareholder services agent may either issue receipts therefor or may keep accounts upon the books of the Trust for the record holders of such shares, who shall in either case be deemed, for all purposes hereunder, to be the holders of certificates for such shares as if they had accepted such certificates and shall be held to have expressly assented and agreed to the terms hereof.

7.2. Loss of Certificates. In the case of the alleged loss or destruction or the mutilation of a share certificate, a duplicate certificate may be issued in placed thereof, upon such terms as the Trustees may prescribe.

7.3. Discontinuance of Issuance of Certificates. The Trustees may at any time discontinue the issuance of share certificates and may, by written notice to each shareholder, require the surrender of share certificates to the Trust for cancellation. Such surrender and cancellation shall not affect the ownership of shares in the Trust.

Section 8. Record Date

The Trustees may fix in advance a time, which shall not be more than 90 days before the date of any meeting of shareholders or the date for the payment of any dividend or making of any other distribution to shareholders, as the record date for determining the shareholders having the right to notice and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only shareholders of record on such record date shall have such right, notwithstanding any transfer of shares on the books of the Trust after the record date.

Section 9. Seal

The seal of the Trust shall, subject to alteration by the Trustees, consist of a flat-faced circular die with the word “Massachusetts” together with the name of the Trust, cut or engraved thereon; but, unless otherwise required by the Trustees, the seal shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instrument, or other paper executed and delivered by or on behalf of the Trust.

Section 10. Execution of Papers

Except as the Trustees may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts and other obligations made, accepted or endorsed by the Trust shall be signed, and any transfers of securities standing in the name of the Trust shall be executed, by the President or by one of the Vice Presidents or by the Treasurer or by whomsoever else shall be designated for that purpose by the vote of the Trustees and need not bear the seal of the Trust.

Section 11. Fiscal Year

The fiscal year of the Trust shall end on such date in each year as the Trustees shall from time to time determine.

Section 12. Amendments

These By-Laws may be amended or repealed, in whole or in part, by a majority of the Trustees then in office at any meeting of the Trustees, or by one or more writings signed by such majority.